As filed with the Securities and Exchange Commission on April 28, 2017

 Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

_____________________________________________

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

_____________________________________________

Aegion Corporation

(Exact name of registrant as specified in its charter)

Delaware	17988 Edison Avenue	45-3117900
(State or other jurisdiction of	Chesterfield, Missouri 63005	(I.R.S. Employer
incorporation or organization)	(636) 530-8000	Identification No.)
(Address of Principal Executive Offices)

AEGION CORPORATION

EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plan)

DAVID F. MORRIS, ESQ.

Executive Vice President, General Counsel and Chief Administrative Officer

Aegion Corporation

17988 Edison Avenue

Chesterfield, Missouri 63005

(636) 530-8000

(Name, address and telephone number,

including area code, of agent for service)

Copy to:

KIMBERLY M. EILERTS, ESQ.

Thompson Coburn LLP

One US Bank Plaza

St. Louis, Missouri 63101

Telephone: (314) 552-6000

Facsimile: (314) 552-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Aegion Corporation Class A Common Stock, $0.01 par value	600,000	$22.565	$13,539,000.00	$1,569.17

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) also covers such additional shares of Class A common stock, $0.01 par value per share (the “Common Stock”), of Aegion Corporation, a Delaware corporation (the “Registrant”), as may become issuable pursuant to the anti-dilution provisions of the employee benefit plan. In accordance with Rule 457(h)(2) under the Securities Act, no separate fee calculation is required for such interests.

(2)

Estimated solely for the purposes of computing the registration fee pursuant to the provisions of Rule 457(c) and (h) under the Securities Act, based upon the average of the high and low sale prices of the Common Stock as reported on the Nasdaq Global Select Market on April 21, 2017.

The undersigned Registrant hereby files this Registration Statement to register six hundred thousand (600,000) shares of the Registrant’s Common Stock, for issuance to participants under the Aegion Corporation Employee Stock Purchase Plan (the “Plan”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “SEC”) are incorporated herein by reference:

(i)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2016, filed March 1, 2017;

(ii)

The Registrant’s Current Reports on Form 8-K (specifically excluding the information furnished under Items 2.02 and 7.01 and any exhibits furnished thereto), filed January 9, 2017, March 6, 2017 and April 27, 2017; and

(iii)

The description of the Registrant’s Class A Common Stock set forth in the Registrant’s Registration Statement filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be made a part hereof from the date of filing of such documents. Any statements contained herein or in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in a subsequently filed document incorporated herein by reference modifies or supersedes such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law allows a corporation to limit directors’ personal liability to the corporation or its stockholders from monetary damages for breach of fiduciary duty as a director, with certain exceptions. Paragraph Tenth of the Registrant’s Certificate of Incorporation provides that a director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of dividends or for unlawful stock purchase or redemption of the corporation’s stock under Section 174 of the Delaware General Corporation Law, (iv) for any transaction from which the director derived an improper personal benefit or (v) for any act or omission occurring prior to the date Paragraph Tenth became effective.

Section 145 of the Delaware General Corporation Law permits a corporation, subject to the standards set forth therein, to indemnify any person in connection with any action, suit or proceeding brought or threatened by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving as such with respect to another entity at the request of the corporation.

Article Seventh of the Registrant’s Certificate of Incorporation provides for full indemnification of its directors and officers to the extent permitted by Section 145 of the Delaware General Corporation Law. In addition, Article V of the Registrant’s Amended and Restated By-Laws provides for indemnification of persons by reason of the fact that he or she is or was serving as a director and/or officer of the Registrant.

In addition to the provisions in its Certificate of Incorporation and its Amended and Restated By-Laws, the Registrant has taken such other steps as are reasonably necessary to effect its indemnification policy. Included among such other steps is liability insurance provided by the Registrant for its directors and officers for certain losses arising from claims or charges made against them in their capacities as directors or officers of the Registrant. The Registrant has also entered into indemnification agreements with individual directors. These agreements generally provide such directors with a contractual right of indemnification to the fullest extent provided by applicable law as in effect at the respective dates of such agreements and as amended from time to time.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See Exhibit Index.

Item 9. Undertakings.

(a)     The undersigned Registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chesterfield, State of Missouri, on April 28, 2017.

AEGION CORPORATION

By	/s/ Charles R. Gordon
Charles R. Gordon
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned officers and directors of the Registrant do hereby constitute and appoint Charles R. Gordon and David F. Morris, and each of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments that said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act and any rules or regulations or requirements of the SEC in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Signature	Title	Date

/s/ Charles R. Gordon	President, Chief Executive Officer	April 28, 2017
Charles R. Gordon	and Director
(Principal Executive Officer)

/s/ David A. Martin	Executive Vice President and	April 28, 2017
David A. Martin	Chief Financial Officer
(Principal Financial Officer)

/s/ Alfred L. Woods	Chairman of the Board	April 28, 2017
Alfred L. Woods

/s/ Stephen P. Cortinovis	Director	April 28, 2017
Stephen P. Cortinovis

/s/ Stephanie A. Cuskley	Director	April 28, 2017
Stephanie A. Cuskley

/s/ Rhonda Germany Ballintyn	Director	April 28, 2017
Rhonda Germany Ballintyn

/s/ Juanita H. Hinshaw	Director	April 28, 2017
Juanita H. Hinshaw

/s/ M. Richard Smith	Director	April 28, 2017
M. Richard Smith

/s/ Phillip D. Wright	Director	April 28, 2017
Phillip D. Wright

/s/ Walter J. Galvin	Director	April 28, 2017
Walter J. Galvin

EXHIBIT INDEX

Exhibit No.
4.1

Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K12B filed on October 26, 2011), and Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 3.3 to the Current Report on Form 8-K12B filed on October 26, 2011).

4.2	Certificate of Correction of the Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.2 to the annual report on Form 10-K for the year ended December 31, 2013).

4.3	Amended and Restated By-Laws of the Registrant (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed August 4, 2015).

4.4

Aegion Corporation Employee Stock Purchase Plan (incorporated by reference to Appendix B to the Registrant’s Proxy Statement on Schedule 14A (File No. 001-35328), filed by the Registrant on March 17, 2017).

5.1*	Opinion of Thompson Coburn LLP as to the legality of the securities being registered.

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of Thompson Coburn LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (set forth on signature page hereto).

* Filed herewith.